Exhibit 99.1
Contact:	Mike McAndrew Chief Financial Officer Black Box Corporation (724) 873-6788 email: investors@blackbox.com
FOR IMMEDIATE RELEASE
BLACK BOX ANNOUNCES STATUS OF INDEPENDENT REVIEW OF STOCK OPTION GRANT PRACTICES AND EXPECTED RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
PITTSBURGH, PENNSYLVANIA, March 20, 2007 — Black Box Corporation (NASDAQ: BBOX) reported today on the status of the independent review of past stock option grant practices currently being undertaken under the direction of the Audit Committee (the “Audit Committee”) of the Board of Directors of Black Box Corporation (the “Company”), with the assistance of outside legal counsel, and the expected restatement of previously issued financial statements.
As previously announced, the Audit Committee is conducting an independent review of the Company’s historical stock option grant practices and related accounting for stock option grants during the period from 1992 to the present. On February 1, 2007, the Company announced that, while the review of option grant practices was continuing, it believed that it would need to record additional non-cash charges for stock-based compensation expense relating to certain stock option grants and, accordingly, cautioned investors about relying on its historical financial statements until the Company could determine with certainty whether a restatement would be required and, if so, the extent of any such restatement and the periods affected.
Although the Audit Committee has not yet completed its review, the Audit Committee has concluded that the exercise price of certain stock option grants differed from the fair market value of the underlying shares on the appropriate measurement date. Although the review of option practices is ongoing, Company management and the Audit Committee currently expect that the Company’s additional non-cash, pre-tax charges for stock-based compensation expense relating to certain stock option grants will approximate $63 million for the period under review. In addition, the Company and the Audit Committee have now concluded that the Company will need to restate its previously issued financial statements contained in reports previously filed by the Company with the Securities and Exchange Commission (the “SEC”). The Company continues to expect that any such restatement will not have a material impact on its earnings for the fiscal year ending March 31, 2007.
Accordingly, on March 19, 2007, Company management and the Audit Committee concluded that the Company’s previously issued financial statements and other historical financial information and related disclosures for the period under review, including applicable reports of its current or former independent registered public accounting firms and related press releases, should not be relied upon.
The Company will prepare and file with the SEC, as soon as practical after completion of the ongoing review of option practices, any necessary reports or amendments to previous SEC filings as well as its Form 10-Q for the fiscal quarter ended December 30, 2006.
Company management and the Audit Committee have discussed the matters in this release with BDO Seidman, LLP, the Company’s independent registered public accounting firm.
1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500 • Fax (724) 746-0746

This press release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including those that involve the risks, uncertainties and potential consequences relating to the findings of and any recommendations relating to the ongoing independent review by the Audit Committee regarding the Company’s historical stock option grant practices, the restatement of the Company’s financial statements, the filing of the delinquent report on Form 10-Q and the filing with the SEC of necessary restatements and amended filings. Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the fact that they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include the timing of the completion and results of the independent review of the Company’s historical stock option grant practices by the Audit Committee, the process of restating the Company’s financial statements and filing reports with the SEC, the outcome of the informal SEC inquiry into the Company’s historical stock option grant practices and the disposition of the pending shareholder derivative action relating to such practices. We can give no assurance that any goal, plan, date or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
About Black Box
Black Box is the world’s largest technical services company dedicated to designing, building and maintaining today’s complicated data and voice infrastructure systems. Black Box services 175,000 clients in 141 countries with 173 offices throughout the world. To learn more, visit the Black Box Web site at www.blackbox.com.
Black Box® and the Double Diamond logo are registered trademarks of BB Technologies, Inc.
1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500 • Fax (724) 746-0746

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